EXHIBIT 4

MEMBERSHIP INTEREST REPURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST REPURCHASE AGREEMENT (this “Agreement”), is made and entered into as of the 19th day of August, 2008 (the “Effective Date”), by and among W Holdings, LLC, a California limited liability company (the “Company”), and Strategic Turnaround Equity Partners, LP (the “Investor”).

RECITALS

A.            The Investor is the holder of 33.33% of the Membership Interests of the Company and a party to that certain Operating Agreement dated as of May 10, 2007, by and between the Company and the Members identified therein (the “Operating Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Operating Agreement.

B.             The Investor desires to resell to the Company its Membership Interests, and the Company is willing to repurchase Membership Interests on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1.             Sale and Repurchase of Membership Interests.  Subject to the terms and conditions of this Agreement, the Company hereby repurchases from the Investor, and Investor hereby sells to the Company, 33.33% of the Membership Interests of the Company, constituting all of the Membership Interests purchased and currently owned by Investor, for an aggregate purchase price equal to 20,394,228 shares of the common stock of Trestle Holdings, Inc., a Delaware corporation. and cash consideration equal to $75,507 (the “Purchase Price”).  Such sale and repurchase will be made by assignment of the aforementioned shares and a single lump-sum payment of the cash consideration, all at the Closing (as defined in Section 3 below).  For the avoidance of doubt, Investor shall, at the Closing, execute the Membership Interest Assignment Separate from Certificate attached hereto as Schedule A.  The Investor acknowledges and agrees that effective as of the Closing, it will have no continuing rights as a Member of the Company with respect to the Membership Interests that have been repurchased hereunder.

2.              Closing.  The closing (the “Closing”) of the repurchase and sale of the Membership Interests hereunder will be deemed to occur on and as of August 20, 2008.

3.              Miscellaneous.

3.1           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of California, without reference to its conflict of law principles.

3.2           Counterparts.  This Agreement may be executed in counterparts, including via facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.3           Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants except as specifically set forth herein or therein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

W HOLDINGS, LLC
a California limited liability company

By:	/s/ David Weiner
Name: David Weiner
Its:Manager

STRATEGIC TURNAROUND EQUITY
PARTNERS, LP

By:	/s/
Name:
Its:

Schedule A

Membership Interest Assignment Separate From Certificate

 FOR VALUE RECEIVED, the undersigned, Strategic Turnaround Equity Partners, LP (“Seller”), hereby sells, assigns, and transfers unto W Holdings, LLC, 33.33% of the Membership Interests of W Holdings, LLC standing in the Seller’s name on the books of said Limited Liability Company, and does hereby irrevocably constitute and appoint David Weiner attorney to transfer the said Membership Interests on the books of said Limited Liability Company with full power of substitution in the premises.

Date:       August 20, 2008

STRATEGIC TURNAROUND EQUITY
PARTNERS, LP

By:	/s/
Name:
Its: